Exhibit 99.1

NEWS RELEASE

CPS Announces New $100 Million Revolving Credit Facility

LAS VEGAS, Nevada, November 30, 2015 (GlobeNewswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced that it has entered into a new two-year revolving credit agreement with Credit Suisse AG and Ares Agent Services, L.P.

Loans under the new credit agreement will be secured by automobile receivables that CPS now holds or will purchase from dealers in the future. CPS may borrow on a revolving basis through November 2017, after which it will have the option to repay the outstanding loans in full or to allow them to amortize for a further two-year period.

“We are pleased to have established this new facility and to have forged new relationships with partners such as Credit Suisse and Ares,” said Charles E. Bradley, Jr., President and Chief Executive Officer. “With this transaction, we now have three revolving credit facilities with aggregate capacity of $300 million, paving the way for future growth in originations volume.”

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis through the securitization markets and service the loans over their entire contract terms.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844-878-CPSS (844-878-2777)